Filed Pursuant to Rule 424(b)(2)
Registration No. 333-190741

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale are not permitted.

Subject to Completion, Dated June 16, 2015

PROSPECTUS SUPPLEMENT

June     , 2015

(To Prospectus dated August 21, 2013)

$

Cardinal Health, Inc.

$             % Notes due

$             % Notes due

$             % Notes due

The    % notes will mature on            (the “             notes”), the    % notes will mature on        (the “         notes”) and the    % notes will mature on        (the “         notes” and, together with the         notes and the         notes, the “notes”). Interest on the notes will accrue from                     , 2015. Interest on the         notes will be payable semi-annually on         and         of each year, commencing             , 2015, and interest on the         notes and the         notes will be payable semi-annually on         and         of each year, commencing ,             2015.

We may redeem the notes of a series, in whole at any time, or in part from time to time, prior to their maturity, at our option. If we elect to redeem the             notes, the             notes before        (     months prior to their maturity) or the         notes before         (     months prior to their maturity), we will pay a redemption price equal to the greater of the principal amount of such notes and the make whole price described under “Description of the Notes—Optional Redemption” in this prospectus supplement, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption. If we elect to redeem the         notes or the         notes on or after the applicable date set forth in the immediately preceding sentence, we will pay an amount equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.” If a change of control repurchase event occurs, we will be required to offer to purchase the notes from holders at a purchase price of 101% of the principal amount of the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”

On March 1, 2015, we entered into a binding offer letter with Ethicon, Inc., a wholly-owned subsidiary of Johnson & Johnson, pursuant to which we made a binding offer to purchase certain assets of the Cordis business of Johnson & Johnson, for a purchase price of $1,944 million in cash, subject to certain adjustments and on a cash-free, debt-free basis (the “Cordis Acquisition”). On May 27, 2015, Ethicon, Inc. accepted the Company’s offer and countersigned the Cordis Purchase Agreement (as defined herein). We intend to use the proceeds from the sale of the notes to fund a portion of the purchase price for the Cordis Acquisition.

In the event that the Principal Closing (as defined in the Cordis Purchase Agreement) has not occurred on or prior to March 31, 2016, or the Cordis Purchase Agreement is terminated, we will be required to redeem all outstanding         notes and         notes at the price specified and as otherwise described under the caption “Description of the Notes—Special Mandatory Redemption.” The         notes are not subject to the special mandatory redemption.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness outstanding from time to time.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-7 and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 20 Note		20 Notes Total	Per 20 Note		20 Notes Total	Per 20 Note		20 Notes Total	Total
Price to Public (1)		%	$		%	$		%	$	$
Underwriting Discount		%	$		%	$		%	$	$
Proceeds to Us Before Expenses (1)		%	$		%	$		%	$	$
(1)	Plus accrued interest from and including , 2015.

Currently, there is no public market for the notes. We do not intend to apply for listing of the notes on a securities exchange or for inclusion of the notes on an automated dealer quotation system.

We expect that delivery of the notes will be made to investors in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about                     , 2015.

Joint Book-Running Managers

Goldman, Sachs & Co.	Barclays	BofA Merrill Lynch	MUFG

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and other matters relating to us. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement. Before investing in the notes, you should read carefully both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference” below.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or the “Company” mean Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries, and references to “Cardinal Health” refer to Cardinal Health, Inc., excluding its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by the Company. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the date of the document in which the incorporated information appears, unless otherwise noted in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

S-ii

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus supplement and the accompanying prospectus by referring you to publicly filed documents that contain the omitted information. Our SEC filings are available on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Documents may also be available on our website at http://www.ir.cardinalhealth.com. All references to “http://www.cardinalhealth.com” in this prospectus supplement and the accompanying prospectus are inactive textual references only and the information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017, (614) 757-3996 Attention: Investor Relations. Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus supplement or the accompanying prospectus.

We have filed with the SEC an “automatic shelf” registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) covering the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or at the SEC offices referred to above. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC after the date of this prospectus supplement under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we complete our offering of the securities offered by this prospectus supplement and the accompanying prospectus. We are not incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC (including the Current Reports on Form 8-K listed below), unless otherwise specified.

SEC Filings	Period/Date
Annual Report on Form 10-K	Fiscal Year ended June 30, 2014, filed with the SEC on August 13, 2014.

Quarterly Reports on Form 10-Q	Quarters ended September 30, 2014 and filed with the SEC on November 5, 2014; December 31, 2014 and filed with the SEC on February 3, 2015; and March 31, 2015 and filed with the SEC on May 5, 2015.

S-iii

SEC Filings	Period/Date
Current Reports on Form 8-K	Dated July 31, 2014 and filed with the SEC on August 6, 2014; dated September 9, 2014 and filed with the SEC on September 11, 2014; dated November 5, 2014 and filed with the SEC on November 10, 2014; dated November 19, 2014 and filed with the SEC on November 19, 2014; dated March 1, 2015 and filed with the SEC on March 2, 2015; and dated May 27, 2015 and filed with the SEC on May 28, 2015.

Definitive Proxy Statement on Schedule 14A	Filed with the SEC on September 16, 2014 and on October 23, 2014 for the 2014 Annual Meeting of Shareholders (other than the information set forth under the headings “Human Resources and Compensation Committee Report” and “Shareholder Performance Graph”).

Any statement contained or incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or therein, or in any subsequently filed document which also is incorporated by reference herein or therein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

S-iv

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (the “2014 Form 10-K”), our Annual Report to Shareholders, any of our Quarterly Reports on Form 10-Q and any of our Current Reports on Form 8-K (together with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of us, may include directly or by incorporation by reference, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act. These statements reflect our view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include, but are not limited to:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services;

•	uncertainties due to government healthcare reform;

•	changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	material reductions in purchases, non-renewal or early termination of contracts or delinquencies, defaults or insolvencies by key customers;

•	risks associated with the generic pharmaceutical sourcing joint venture with CVS Health Corporation, including those relating to our ability to realize the expected benefits from the sourcing venture;

•

actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration (“DEA”), the U.S. Food and Drug Administration, the U.S. Nuclear Regulatory Commission, the U.S. Department of Health and Human Services, the U.S. Federal Trade Commission, various state boards of pharmacy, state health departments, state insurance departments or comparable agencies or foreign equivalents that could delay, limit or suspend product development, manufacturing, distribution, importation or sales or result in warning letters, recalls, seizures, injunctions and monetary sanctions;

•

the possibility of civil fines levied against us (in excess of the reserve we have accrued) by the U.S. Department of Justice for conduct covered by the settlement agreement that we entered into in connection with the DEA’s suspension of our Lakeland, Florida distribution center’s registration to distribute controlled substances;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices;

•	changes in hospital buying groups or hospital buying practices;

S-v

•

changes in the frequency or magnitude of brand or generic pharmaceutical price appreciation, restrictions in the amount of inventory available to us, or changes in the timing or frequency of generic launches or the introduction of brand pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	uncertainties relating to demand for our products and services;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct and limited distribution;

•

the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•

the possibility that the closing of the Cordis Acquisition or the THDG Acquisition (as defined herein) may be delayed or may not occur and the uncertainties relating to our ability to achieve the expected benefits from either of these acquisitions;

•	uncertainties relating to our ability to achieve the anticipated results from the acquisition of Access Closure, Inc.;

•

risks arising from certain of our businesses being Medicare-certified suppliers and participating in state Medicaid programs, which may require meeting defined quality standards and maintaining accreditation to receive reimbursement as well as compliance with applicable billing, payment and record-keeping requirements;

•

risks arising from possible violations of the U.S. Foreign Corrupt Practices Act, Chinese anticorruption laws and other similar anti-corruption laws in other jurisdictions and U.S. and foreign export control, trade embargo and customs laws;

•	risks arising from possible violations of healthcare fraud and abuse laws;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

•	our ability to maintain adequate intellectual property protections;

•

changes in laws or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations, including as a result of possible misinterpretations or misapplications;

•	the continued financial viability and success of our customers and suppliers;

•

costs or claims resulting from potential errors or defects in our manufacturing of medical devices or other products or in our compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, costs, effects or timing of any commercial disputes, government contract compliance matters, patent infringement claims, qui tam actions or other legal proceedings;

S-vi

•	the costs, effects, timing or success of restructuring programs or plans;

•	significant changes to earnings if goodwill or intangible assets become impaired;

•	increased costs for commodities used in the Medical segment, including various components, compounds, raw materials or energy such as oil-based resins, cotton, latex and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the risks of counterfeit products in the supply chain;

•

risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S and international laws relating to global operations;

•

difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	disruption or damage to or failure of our information or controls systems or a data security breach;

•	disruptions to the proper functioning of our critical facilities, including our national logistics center;

•	uncertainties relating to general political, business, industry, regulatory and market conditions;

•	adverse changes in U.S. or foreign tax laws, unfavorable challenges to our tax positions and payments to settle these challenges; and

•	other factors described in “Item 1A-Risk Factors” of the 2014 Form 10-K.

The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statements were made, and also include statements reflecting future results or guidance, statements of outlook and expense accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.

S-vii

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” in this prospectus supplement.

The Company

Cardinal Health, Inc. is an Ohio corporation formed in 1979. We are a healthcare services company providing pharmaceutical and medical products and services that help pharmacies, hospitals and other healthcare providers focus on patient care while reducing costs, enhancing efficiency and improving quality. We also provide medical products to patients in the home.

The mailing address of our executive offices is 7000 Cardinal Place, Dublin, Ohio 43017, and our telephone number is (614) 757-5000.

For additional information concerning our business and affairs and descriptions of certain laws and regulations to which we may be subject, please refer to the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Cordis and THDG Acquisitions

On March 1, 2015, we entered into a binding offer letter (the “Offer Letter”) with Ethicon, Inc., a wholly-owned subsidiary of Johnson & Johnson (“Ethicon”), pursuant to which we made a binding offer to purchase certain assets of the Cordis business of Johnson & Johnson (“Cordis”), for a purchase price of $1,944 million in cash, subject to certain adjustments on a cash-free, debt-free basis. The assets subject to the proposed Cordis Acquisition relate to the development, manufacture and distribution of medical devices for use in connection with interventional cardiology and endovascular procedures.

Pursuant to the terms of the Offer Letter, following the conclusion of statutory information or consultation processes in connection with the Cordis Acquisition by the employees’ representative bodies of Ethicon and its affiliates in France and Germany, on May 27, 2015, Ethicon accepted the Company’s offer and Ethicon countersigned the Stock and Asset Purchase Agreement as previously executed by the Company (the “Cordis Purchase Agreement”) with respect to the Cordis Acquisition.

We intend to finance the Cordis Acquisition with a combination of a portion of the net proceeds from this offering and cash on hand. On March 1, 2015, in connection with the Offer Letter and Cordis Purchase Agreement and the funding of the Cordis Acquisition, we obtained a commitment from Goldman Sachs Bank USA for a new $1.0 billion unsecured bridge term loan facility. The aggregate commitments under the commitment letter will be permanently reduced dollar-for-dollar by the net proceeds from this offering. See “Use of Proceeds.”

The closing of the Cordis Acquisition remains subject to the satisfaction or waiver of customary closing conditions, including, among other things, receipt of antitrust clearance in specified jurisdictions and the transfer of product registrations used to market the products or the making of other satisfactory arrangements with respect to the marketing and distribution of the products. We have received antitrust clearances in the United States, Germany, Spain and Portugal and have filed for antitrust clearance in China. We currently expect that the Principal Closing will occur towards the end of calendar year 2015, at which time we will acquire the business in approximately 20 principal countries. We expect to close the acquisitions in the remaining countries on a rolling basis afterward.

On June 4, 2015, the Company entered into an Agreement and Plan of Merger (the “THDG Merger Agreement”) pursuant to which the Company will acquire The Harvard Drug Group (“THDG”) from Court Square Capital Partners for $1,115 million in cash (the “THDG Acquisition”). THDG is a distributor of generic pharmaceuticals, over-the-counter medications and related products to retail, institutional and alternate care customers. The THDG Acquisition is expected to close at the beginning of our 2016 fiscal year subject to regulatory clearances and other customary closing conditions. We intend to finance the THDG Acquisition with a combination of a portion of the net proceeds from this offering and cash on hand.

This offering is not conditioned on the closing of either the Cordis Acquisition or the THDG Acquisition. This offering is expected to be consummated on or about June     , 2015, in advance of the expected date of the closing of the Cordis Acquisition. In the event that we fail to complete the Principal Closing of the Cordis Acquisition on or prior to March 31, 2016, or the Cordis Purchase Agreement is terminated, we will be required to redeem all outstanding             notes and             notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the date of redemption. See “Description of Notes—Special Mandatory Redemption.” The             notes are not subject to this special mandatory redemption.

The Offering

The following summary is provided solely for your convenience. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of the Notes.”

Issuer	Cardinal Health, Inc.

Notes Offered	$ aggregate principal amount of notes consisting of:

$         aggregate principal amount of     % notes due             .

$         aggregate principal amount of     % notes due             .

$         aggregate principal amount of     % notes due             .

Interest	% per year for the notes. % per year for the notes. % per year for the notes.

Maturity	for the notes. for the notes. for the notes.

Interest Payment Dates	and of each year, commencing , for the notes.

            and              of each year, commencing             , for the              notes and the              notes.

Record Dates	and for the notes.
and for the notes and the notes.

Special Mandatory Redemption	The offering is not conditioned upon the consummation of the Cordis Acquisition or the THDG Acquisition. In the event that the Principal Closing of the Cordis Acquisition has not occurred on or prior to March 31, 2016, or the Cordis Purchase Agreement is terminated, we will be required to redeem all outstanding notes and notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Special Mandatory Redemption.”

The notes are not subject to this special mandatory redemption.

Optional Redemption	We may redeem the notes of a series, in whole at any time or in part from time to time, prior to their maturity, at our option. If we elect to redeem the notes, the notes before ( months prior to their maturity) or the notes before ( months prior to their maturity), we will pay a redemption price equal to the greater of the principal amount of such notes and the make-whole price described under “Description of the Notes—Optional Redemption” in this prospectus supplement, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption. If we elect to redeem the notes or the notes on or after the applicable date set forth in the immediately preceding sentence, we will pay an amount equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a change of control repurchase event, we will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”

Ranking	The notes will be senior unsecured debt obligations of Cardinal Health. The notes will rank equally with all of Cardinal Health’s existing and future senior unsecured debt and senior to all of Cardinal Health’s existing and future subordinated debt. As of March 31, 2015, Cardinal Health had outstanding approximately $4,003 million of unsecured indebtedness and guarantees of subsidiary indebtedness for borrowed money with which the notes would rank equally.

The notes will be effectively subordinated to the liabilities of Cardinal Health’s subsidiaries, including trade payables. As of March 31, 2015, Cardinal Health’s subsidiaries had approximately $471 million of indebtedness for borrowed money ($189 million of which is guaranteed by Cardinal Health) and Cardinal Health’s subsidiaries had an aggregate of approximately $14 billion of trade payables, to which the notes would be effectively subordinated.

Form of Notes	The notes of each series will initially be represented by one or more global notes, registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). The notes of each series will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds from the sale of the notes, after deducting the underwriting discount and estimated unreimbursed offering expenses, will be approximately $ billion. We plan to use the net proceeds of the offering, together with cash on hand, to fund the Cordis Acquisition and the THDG Acquisition. Any remaining proceeds from the offering will be used for general corporate purposes. See “Use of Proceeds.”

Further Issuances	We may from time to time, without the notice to or consent of the holders of the notes, create and issue additional notes ranking equally and ratably in all respects with the notes offered by this prospectus supplement, having the same terms and conditions (other than the issue date, the price to public, and if applicable, the first interest payment date) as each series of notes, so that such issuance shall be consolidated and form a single series with the outstanding notes, notes or notes, as the case may be. See “Description of Notes.”

Risk Factors	See “Risk Factors” beginning on page S-7 and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 for discussion of factors you should carefully consider before deciding to invest in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The notes will be, and the indenture pursuant to which we will issue the notes is, governed by the laws of the State of New York.

Summary Financial Information

In the table below, we provide you with our summary financial information, which is derived from our consolidated financial statements. The information is only a summary and should be read together with the financial information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” in this prospectus supplement.

	At or for the Nine Months Ended March, 31		At or for the Fiscal Year Ended June 30,
	2015	2014	2014	2013 (1)	2012
	(unaudited)
	(in millions, except per share amounts)
Earnings Data:
Revenue	$74,983	$68,190	$91,084	$101,093	$107,552
Earnings from continuing operations	$920	$929	$1,163	$335	$1,070
Earnings/(loss) from discontinued operations	—	3	3	(1)	(1)

Net earnings	$920	$932	$1,166	$334	$1,069
Basic earnings per common share:
Continuing operations	$2.77	$2.72	$3.41	$0.98	$3.10
Discontinued operations	—	0.01	0.01	—	—

Net basic earnings per common share	$2.77	$2.73	$3.42	$0.98	$3.10
Diluted earnings per common share:
Continuing operations	$2.74	$2.69	$3.37	$0.97	$3.06
Discontinued operations	—	0.01	0.01	—	—

Net diluted earnings per common share	$2.74	$2.70	$3.38	$0.97	$3.06
Cash dividends declared per common share	$1.0275	$0.9075	$1.2500	$1.0900	$0.8825
Balance Sheet Data:
Total assets	$27,888	$24,701	$26,033	$25,819	$24,260
Long-term obligations, less current portion	$3,720	$3,679	$3,171	$3,686	$2,418
Shareholders’ equity	$6,369	$6,532	$6,401	$5,975	$6,244

(1)	During the fourth quarter of the fiscal year ended June 30, 2013, we recognized a non-cash goodwill impairment charge of $829 million ($799 million, net of tax) related to our Nuclear Pharmacy Services division.

RISK FACTORS

Investing in our notes involves various risks. There are a number of factors, including those described below and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as they may be amended, updated or modified periodically in our reports filed with the SEC, that could materially and adversely affect our results of operations, financial condition, liquidity and cash flows. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference before deciding whether to purchase Cardinal Health’s notes. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

Risks Related to our Business

You should carefully review all the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

Risks Related to the Offering

The notes will be effectively subordinated to all existing and future liabilities of Cardinal Health’s subsidiaries.

Cardinal Health conducts nearly all of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise and the ability of holders of the notes to benefit as creditors of Cardinal Health from any such distribution are subject to the prior claims of creditors of the subsidiary. As of March 31, 2015, Cardinal Health had outstanding approximately $4,003 million of unsecured indebtedness and guarantees of subsidiary indebtedness for borrowed money with which the notes would rank equally. As of such date, Cardinal Health’s subsidiaries had outstanding approximately $471 million of indebtedness for borrowed money ($189 million of which is guaranteed by Cardinal Health) and Cardinal Health’s subsidiaries had an aggregate of approximately $14 billion of trade payables to which the notes would be effectively subordinated.

Cardinal Health currently has no secured debt. To the extent Cardinal Health were to incur any secured debt, the notes would effectively rank junior in right of payment to such secured debt of Cardinal Health to the extent of the value of the assets securing such debt.

Active trading markets for the notes may not develop.

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. If no active trading markets develop, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our financial condition and the markets for similar securities. The condition of the financial markets and prevailing market rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the notes. We have been informed by the underwriters that they currently intend to make a market in the notes of each series after this offering is completed. However, the underwriters may cease their market-making at any time at their discretion without notice.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control repurchase event, we will be required to offer to repurchase all outstanding notes at 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control (as defined herein) to make the required repurchase of notes or that restrictions in our then-existing debt instruments will not allow such repurchases. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”

In the event that the Principal Closing has not occurred on or prior to March 31, 2016, or the Cordis Purchase Agreement is terminated, we will be required to redeem             notes and             notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, and, as a result, holders of such notes may not obtain their expected return on the notes.

We may not consummate the Cordis Acquisition within the timeframe specified under “Description of the Notes—Special Mandatory Redemption,” or the Cordis Purchase Agreement may be terminated. Our ability to consummate the Cordis Acquisition is subject to customary closing conditions, including regulatory approvals and other matters over which we have limited or no control. In the event that the Principal Closing has not occurred on or prior to March 31, 2016, or the Cordis Purchase Agreement is terminated, we will be required to redeem all outstanding             notes and             notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. If we redeem the notes pursuant to the special mandatory redemption, you may not obtain your expected return on the notes. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provision if the Principal Closing occurs within the specified timeframe, nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the Principal Closing, we experience any changes in our business or financial condition or if the terms of the Cordis Acquisition change.

The             notes are not subject to this special mandatory redemption. Whether or not the special mandatory redemption is ultimately triggered, it may adversely affect trading prices for the             notes prior to the special mandatory redemption date.

We are not obligated to place the proceeds from the sale of the notes in escrow prior to the Principal Closing of the Cordis Acquisition.

In the event that the Principal Closing has not occurred on or prior to March 31, 2016, or the Cordis Purchase Agreement is terminated, we will be required to redeem all outstanding              notes and             notes for a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Special Mandatory Redemption.” We are not obligated to place the proceeds from the sale of the              notes or the              notes in escrow prior to the Principal Closing or to provide a security interest in those proceeds, and there are no restrictions on our use of those proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using cash on hand, proceeds of this offering that we have voluntarily retained or from other sources of liquidity.

CAPITALIZATION

The following table sets forth our short-term obligations and capitalization at March 31, 2015 (1) on an actual basis, and (2) as adjusted to reflect the issuance and sale of the notes offered hereby. You should read this table together with our audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” in this prospectus supplement.

	As of March 31, 2015
	Actual	As Adjusted
	(Unaudited, in millions)
Short-term obligations:
Current portion of long-term obligations and other short-term borrowings	$283		$283

Long-term obligations:
% Notes due offered hereby	—
% Notes due offered hereby	—
% Notes due offered hereby	—
1.700% Notes due 2018	403		403
1.900% Notes due 2017	252		252
2.400% Notes due 2019	454		454
3.200% Notes due 2022	250		250
3.200% Notes due 2023	549		549
3.500% Notes due 2024	398		398
4.500% Notes due 2044	345		345
4.600% Notes due 2043	349		349
4.625% Notes due 2020	528		528
7.00% Debentures due 2026	124		124
7.80% Debentures due 2016	37		37
Other long-term obligations, including capital leases	31		31

Total long-term obligations, less current portion	$3,720	$

Shareholders’ equity:
Preferred shares, without par value; Authorized—500 thousand shares; Issued—none	$—		$—
Common shares, without par value; Authorized—755 million shares; Issued—364 million shares	2,992		2,992
Retained earnings	5,353		5,353
Common shares in treasury, at cost—33 million shares	(1,923)		(1,923)
Accumulated other comprehensive loss	(53)		(53)

Total shareholders’ equity	$6,369		$6,369

Total capitalization	$10,372	$

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes, after deducting the underwriting discount and estimated unreimbursed expenses, will be approximately $         billion. We intend to use the net proceeds from the offering and cash on hand to consummate the Cordis Acquisition and the THDG Acquisition. Any remaining proceeds from the offering will be used for general corporate purposes.

Pursuant to the Cordis Purchase Agreement, we will pay aggregate consideration of approximately $1,944 million in cash at the Principal Closing to acquire Cordis. In connection with the Cordis Acquisition, we obtained a commitment letter for a $1.0 billion unsecured bridge term loan facility. The aggregate commitments under the commitment letter will be permanently reduced dollar-for-dollar by the net proceeds from this offering. In addition, any proceeds from borrowings under the $1.0 billion unsecured bridge term loan facility may only be used to consummate the Cordis Acquisition and pay for certain related expenses.

Pursuant to the THDG Merger Agreement, we will pay approximately $1,115 million in cash to acquire THDG.

The offering is not conditioned upon the consummation of either the Cordis Acquisition or the THDG Acquisition. In the event that the Principal Closing of the Cordis Acquisition has not occurred on or prior to March 31, 2016, or the Cordis Purchase Agreement is terminated, we will be required to redeem all outstanding             notes and             notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Special Mandatory Redemption.”

The             notes are not subject to this special mandatory redemption.

We will temporarily invest the net proceeds from the sale of the notes in short-term, liquid investments until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the fiscal years ended June 30, 2010 through 2014 and the nine months ended March 31, 2015 was as follows:

	Fiscal Year Ended June 30,					Nine Months Ended March, 31 2015
	2010	2011	2012	2013	2014
Ratio of Earnings to Fixed Charges (1)	9.4	14.8	16.6	7.7	13.5	13.5

(1)	The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes and discontinued operations plus fixed charges and capitalized interest. Fixed charges include interest expense, amortization of debt offering costs and the portion of rent expense that is deemed to be representative of the interest factor. Interest expense recorded on tax exposures has been recorded in income tax expense and has therefore been excluded from the calculation.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the “Debt Securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus under the heading “Description of Debt Securities” to which description reference is hereby made. The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture, including the definitions in the indenture of certain terms and other terms made part of the indenture. As used in this description, unless otherwise expressly stated or the context otherwise requires, all references to “Cardinal Health,” “we,” “us,” or “our” mean Cardinal Health excluding its subsidiaries.

The             notes, the             notes and the             notes will be issued as separate series of senior unsecured debt securities under an indenture dated as of June 2, 2008 (the “indenture”) between Cardinal Health and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). The indenture provides that the debt securities may be issued from time to time in one or more series with different terms. The indenture does not limit the aggregate amount of debt securities that may be issued or any other debt that may be incurred by Cardinal Health. A default in our obligations with respect to any other indebtedness will not constitute a default or an event of default with respect to the debt securities. The indenture does not contain any covenants or provisions that afford holders of debt securities protection in the event of a highly leveraged transaction. Reference is made to the accompanying prospectus for a description of other terms of the debt securities. The indenture and the notes are governed by New York law.

The             notes will be limited initially to $         aggregate principal amount, the             notes will be limited initially to $         aggregate principal amount and the             notes will be limited initially to $         aggregate principal amount. The             notes will mature on             , the             notes will mature on             and the         notes will mature on             . Interest on the         notes will accrue from             , and will be payable semi-annually on             and             , commencing             , to the persons in whose names the notes are registered at the close of business on         or         prior to the payment date at the annual rate for each series set forth on the cover page of this prospectus supplement. Interest on the         notes and the         notes will accrue from         , and will be payable semi-annually on         and         , commencing         , to the persons in whose names the notes are registered at the close of business on         or         prior to the payment date at the annual rate for each series set forth on the cover page of this prospectus supplement.

Cardinal Health may, at any time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of each series (other than the date of issuance, price to public, and, under certain circumstances, the first interest payment date following the issue date of such additional notes). Any such additional notes, together with the notes of the applicable series offered by this prospectus supplement, will each form a single series of the notes under the indenture. If the additional notes are not fungible for U.S. federal income tax purposes with the notes offered hereby, the additional notes will have a separate CUSIP number.

Cardinal Health may from time to time issue other series of debt securities under the indenture consisting of notes or other unsecured evidences of indebtedness, but, unless otherwise indicated, such other series will be separate from and independent of the notes.

The notes will not be entitled to the benefit of any sinking fund.

The notes of each series will initially be represented by one or more global notes (each, a “global note”), in registered form, without coupons, in denominations of $2,000 or an integral multiple of $1,000 in excess thereof as described under “—Book-Entry System.”

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on a securities exchange or for inclusion of the notes on an automated quotation system.

Ranking of Notes

The notes will be senior unsecured obligations of Cardinal Health and will rank equally in right of payment with all of Cardinal Health’s existing and future senior unsecured indebtedness. The notes will also effectively rank junior in right of payment to any secured debt of Cardinal Health to the extent of the value of the assets securing such indebtedness.

Cardinal Health conducts nearly all of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the notes to benefit as creditors of Cardinal Health from any distribution are subject to the prior claims of creditors of the subsidiary. As of March 31, 2015, Cardinal Health had outstanding approximately $4,003 million of unsecured indebtedness and guarantees of subsidiary indebtedness for borrowed money with which the notes would rank equally. As of such date, Cardinal Health’s subsidiaries had outstanding approximately $471 million of indebtedness for borrowed money ($189 million of which is guaranteed by Cardinal Health) and Cardinal Health’s subsidiaries had an aggregate of approximately $14 billion of trade payables to which the notes would be effectively subordinated.

Cardinal Health currently has no secured debt. To the extent Cardinal Health were to incur any secured debt, the notes would effectively rank junior in right of payment to such secured debt of Cardinal Health to the extent of the value of the assets securing such debt.

Optional Redemption

We may redeem the notes of a series, in whole at any time or in part from time to time, prior to their maturity, at our option. If we elect to redeem the             notes, the             notes before             (         months prior to their maturity) or the         notes before         (     months prior to their maturity), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed, or

(2)	as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon in the case of the notes, or in the case of the notes or the notes, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes of such series matured on the applicable Par Call Date, (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus basis points for the notes, basis points for the notes and basis points for the notes, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

If we elect to redeem the         notes or the             notes on or after the applicable date set forth in the immediately preceding sentence, we will pay an amount equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Notwithstanding the foregoing, installments of interest on a series of notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such series of notes and the Indenture.

“Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the United States Treasury security selected by a quotation agent as having a maturity comparable to the remaining term of the notes (assuming for this purpose that the          notes and the             notes matured on the applicable Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such notes.

“Comparable treasury price” means, with respect to any redemption date,

(1)	the average of three reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or

(2)	if we obtain fewer than three such reference treasury dealer quotations, the average of all such quotations.

“Par Call Date” means (i) with respect to the             notes,         (     months prior to their maturity) and (ii) with respect to the             notes,         (     months prior to their maturity).

“Quotation agent” means the reference treasury dealer appointed by Cardinal Health.

“Reference treasury dealer” means,

(1)	Barclays Capital Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and a primary treasury dealer selected by Mitsubishi UFJ Securities (USA), Inc. (or their respective affiliates that are “primary treasury dealers”) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), Cardinal Health shall substitute therefor another primary treasury dealer, and

(2)	any other primary treasury dealer selected by Cardinal Health.

“Reference treasury dealer quotation” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by Cardinal Health, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing by such reference treasury dealer at 5:00 p.m., New York City time on the third business day preceding such redemption date.

Notice to holders of notes to be redeemed will be delivered electronically or by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless Cardinal Health defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Special Mandatory Redemption

In the event that the Principal Closing of the Cordis Acquisition has not occurred on or prior to March 31, 2016, or the Cordis Purchase Agreement is terminated, we will be required to redeem all outstanding             notes and             notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date (the “Special Mandatory Redemption Price”). The “special mandatory redemption date” means the earlier to occur of (1) May 30, 2016, if the Principal Closing has not occurred on or prior to March 31, 2016, or (2) the 60th day (or if such day is not a business day, the first business day thereafter)

following the termination of the Cordis Purchase Agreement for any reason. Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the              notes and the              notes and the indenture.

We will cause the notice of special mandatory redemption to be delivered electronically or mailed, with a copy to the trustee, within ten business days after the occurrence of the event triggering the special mandatory redemption to each holder at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of the             notes and             notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the notes will cease to bear interest.

The             notes are not subject to this special mandatory redemption.

Repurchase at the Option of Holders Upon a Change of Control

If a “change of control repurchase event” occurs, unless we have exercised our right to redeem the notes in full as described under “—Optional Redemption” above or, in the case of the              notes or the              notes, we have been required to redeem such notes as described under the heading “—Special Mandatory Redemption” above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The term “below investment grade rating event” means the notes are rated below investment grade (defined below) by each of the rating agencies (defined below) on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies).

The term “change of control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Cardinal Health or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of Cardinal Health’s voting stock (defined below), measured by voting power rather than number of shares; or (3) the first day on which a majority of the members of Cardinal Health’s board of directors cease to be continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) Cardinal Health becomes a wholly owned subsidiary of a holding company and (ii) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Cardinal Health’s voting stock immediately prior to that transaction.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Cardinal Health and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Cardinal Health and its subsidiaries taken as a whole to another person or group may be uncertain.

The term “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

The term “continuing director” means, as of any date of determination, members of our board of directors who (1) were members of such board of directors on the date of the issuance of the notes; or (2) were nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment.

Under clause (3) of the definition of change of control, a change of control will occur when a majority of the members of Cardinal Health’s board of directors cease to be continuing directors. In 2009, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees, provided the incumbent directors gave their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. It has not been determined under Ohio law whether Cardinal Health’s board of directors could similarly approve a slate of dissident director nominees while recommending and endorsing its own slate. If so, in certain circumstances involving a significant change in the composition of Cardinal Health’s board of directors, including in connection with a proxy contest where Cardinal Health’s board of directors does not endorse a dissident slate of directors but approves the dissident slate as continuing directors, holders of the notes may not be entitled to require Cardinal Health to repurchase the notes.

The term “Fitch,” “Moody’s” and “S&P” mean Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., respectively.

The term “investment grade” means a rating of BBB—or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB—or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional rating agency (defined below) or rating agencies selected by us.

The term “rating agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Cardinal Health as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

The term “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Unless we default in the change of control payment, on and after the change of control payment date, interest will cease to accrue on the notes or portions of the notes tendered for repurchase pursuant to the change of control offer.

Certain Covenants

The indenture contains certain covenants for the benefit of the holders of notes which limit our ability to incur liens, to incur certain subsidiary debt and to enter into certain sale and lease-back, merger, and sale of assets transactions. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Events of Default

The indenture contains certain events of default. See “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, registrar and DTC custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Book-Entry System

The notes of each series will be issued initially in the form of one or more global notes, in the aggregate principal amount of the issue, that will be deposited with, or on behalf of, DTC, which will act as securities depository for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. DTC and any other depository which may replace DTC as depository for the notes are sometimes referred to herein as the “depository.” Except under the limited circumstances described below, notes represented by global notes will not be exchangeable for certificated notes.

So long as the depository, or its nominee, is the registered owner of a global note, such depository or such nominee, as the case may be, will be considered the sole registered holder of the individual notes represented by such global note for all purposes under the indenture. Payments of principal of and premium, if any, and any interest on individual notes represented by a global note will be made to the depository or its nominee, as the case may be, as the registered holder of such global note. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have any of the individual notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of any such note and will not be considered the registered holder thereof under the indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto as described in the accompanying prospectus.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations (“Direct Participants”). DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all global notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Cardinal Health as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal, interest payments and redemption proceeds on the notes will be made to Cede & Co., or such other nominee, as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC or its nominee, any Agents, the trustee or Cardinal Health, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Cardinal Health or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

None of Cardinal Health, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to Cardinal Health or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificated notes are required to be printed and delivered in exchange for the notes represented by the global notes held by DTC.

In addition, Cardinal Health may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificated notes will be printed and delivered in exchange for the notes represented by the global notes held by DTC.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with Euroclear Bank S.A./N.V., as operator of the Euroclear System, are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by us in immediately available funds.

Secondary trading in long-term notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Same-Day Funds Settlement System maintained by DTC until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear, as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Cardinal Health believes to be reliable, but Cardinal Health takes no responsibility for the accuracy thereof.

Cardinal Health has provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and Cardinal Health makes no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of Cardinal Health, the underwriters, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by holders that acquired the notes at issuance at the initial “issue price” (i.e. the initial offering price to the public, excluding bond houses and brokers, at which price a substantial amount of such notes were sold) and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), (generally, property held for investment purposes). This discussion is based upon the provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, in each case as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, or to certain categories of investors that may be subject to special rules, such as banks or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, former U.S. citizens or residents of the United States, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk-reduction transaction. This summary does not consider any tax consequences arising under U.S. federal gift, estate or alternative minimum tax law or under the laws of any non-U.S., state, local or other jurisdiction.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) acquires the notes, the U.S. federal income tax consequences of an investment in the notes will depend on the status of the partners and the activities of the partnership. Partnerships that invest in the notes (and partners of such partnerships) are urged to consult their independent tax advisors regarding the U.S. federal income tax consequences of investing in the notes through a partnership.

This summary is intended for general information purposes only. Potential investors are urged to consult their independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of the notes.

Treatment of the notes

In certain circumstances (see “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control” and “Description of the Notes—Special Mandatory Redemption”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. These contingencies could subject the notes to the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the Internal Revenue Service (“IRS”) that it is taking a different position. However, this determination is inherently factual and we can give no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments for U.S. federal income tax purposes. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Consequences to U.S. Holders

A “U.S. Holder” for purposes of this discussion is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•

a corporation, (or other entity treated as a corporation for U.S. federal income tax purposes), created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Interest on the notes

Payments of stated interest on the notes will be included in a U.S. Holder’s gross income as ordinary interest income at the time such payments are received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Taxable disposition of the notes

A U.S. Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the amount realized by the U.S. Holder in such sale, exchange, redemption, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note. The amount realized by a U.S. Holder for such purposes will equal the proceeds (including cash and the fair market value of any property) received for the note, less any portion of such proceeds attributable to accrued interest on the note, which will be taxable as ordinary interest income to the extent not previously included in gross income. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note. Any gain or loss will be long-term capital gain or loss if at the time of disposition, the U.S. Holder’s holding period in the note exceeds one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates or trusts are generally subject to an additional 3.8% U.S. federal income tax on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year, and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Information reporting and backup withholding

Information reporting will apply to payments of interest on or the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of notes held by a U.S. Holder, unless the U.S. Holder is an exempt recipient and appropriately establishes that exemption. Backup withholding (currently at a rate of 28%) will apply to such payments unless a U.S. Holder provides its correct taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS on a timely basis.

Consequences to non-U.S. Holders

A “non-U.S. Holder” is a beneficial owner of notes that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

Interest on the notes

Subject to the discussions below under “—Income or gain effectively connected with a U.S. trade or business,” “—Information reporting and backup withholding” and “—Additional withholding requirements under FATCA” payments of interest on the notes to a non-U.S. Holder generally will be exempt from U.S. federal income tax (and generally no tax will be withheld) under the “portfolio interest” exemption if such non-U.S. Holder properly certifies as to its foreign status as described below or certain other certification requirements are satisfied, and:

•	such non-U.S. Holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote; and

•	such non-U.S. Holder is not a “controlled foreign corporation” that is related to us, within the meaning of Section 864(d)(4) of the Code.

The portfolio interest exemption and several of the special rules for non-U.S. Holders described below generally apply only if a non-U.S. Holder appropriately certifies as to its foreign status. Generally a non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or W-8BEN-E, or appropriate substitute form to us or our paying agent certifying under penalty of perjury that such non-U.S. Holder is not a U.S. person as defined in the Code. If a non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder may be required to provide appropriate certifications to the agent. Such agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries.

If a non-U.S. Holder does not qualify for the portfolio interest exemption and the interest is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (see “—Income or gain effectively connected with a U.S. trade or business”), payments of interest made to such non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower applicable treaty rate).

Taxable disposition of the notes

Subject to the discussions below under “—Information reporting and backup withholding” and “—Additional withholding requirements under FATCA” and except with respect to accrued but unpaid interest, which will be treated as described above under “Interest on the notes,” a non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by such non-U.S. Holder of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder); or

•	such non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met. Such individual non-

U.S. Holder will be subject to a flat 30% U.S. federal income tax (or reduced rate under an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses, provided that the non-U.S. Holder timely files a U.S. federal income tax return reporting those losses.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. Holder or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of such non-U.S. Holder), then such interest or gain will be subject to U.S. federal income tax on a net income basis at the graduated income tax rates applicable to U.S. persons generally, but will not be subject to withholding tax if certain certification requirements are satisfied. A non-U.S. Holder generally can meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. If a non-U.S. Holder is a corporation, the portion of its earnings and profits that is effectively connected with its U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder) also may be subject to an additional “branch profits tax” at a 30% rate (or reduced rate under an applicable income tax treaty).

Information reporting and backup withholding

Payments to a non-U.S. Holder of interest on a note and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such non-U.S. Holder. Backup withholding generally will not apply to payments of interest and principal on a note to a non-U.S. Holder if certification, such as an IRS Form W-8BEN or W-8BEN-E described above in “—Consequences to non-U.S. Holders—Interest on the notes,” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a U.S. person as defined in the Code. Payment of the proceeds from a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless a non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or a non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the sale of a note effected outside the United States by a foreign office of a foreign broker. The payment of the proceeds from a sale of a note to or through a foreign office of either a U.S. broker or a foreign broker that is a “United States-related person” will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that the non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary, or the non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowed as a credit against a non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the proper information is furnished to the IRS on a timely basis.

Additional withholding requirements under FATCA

Under Sections 1471 through 1474 of the Code (such sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to payments to certain non-U.S. entities of interest on the notes and, beginning on January 1, 2017, gross proceeds from the sale or other disposition of notes. FATCA imposes a 30% withholding tax on such payments to a “foreign financial institution,” as specially defined under such rules, unless the foreign financial institution enters into an agreement with the U.S. Treasury or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Prospective investors should consult their tax advisors regarding FATCA.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement among us and Goldman, Sachs & Co., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc., as representatives of the several underwriters, we have agreed to sell to the underwriters, and the underwriters have severally and not jointly agreed to purchase from us, the principal amount of the notes listed opposite their respective names below. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased.

Underwriter	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes
Goldman, Sachs & Co.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.

Total

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes of each series at the applicable public offering price on the cover page of this prospectus supplement, and may offer the notes to dealers at that price less a concession not in excess of     % of the principal amount of the             notes,     % of the principal amount of the             notes and     % of the principal amount of the             notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the             notes,     % of the principal amount of the             notes and     % of the principal amount of the             notes to other dealers. After the initial public offering, the applicable public offering price, concession and discount may be changed.

The following table shows the discounts and commissions we will pay to the underwriters in respect to this offering:

Per Note		%
Per Note		%
Per Note		%

Total	$

The notes are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters presently intend to make a market in the notes of each series after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading markets for the notes or that an active public market for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $         million. The underwriters have agreed to reimburse us up to $         for certain of our expenses incurred with this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters and their affiliates are full service financial institutions and have provided, and expect to provide in the future, certain activities which may include sales and trading, investment banking, commercial banking and other financial and non-financial activities and services to us and our affiliates, for which they have received, and may continue to receive, customary fees and commissions. For example, in connection with the Cordis Acquisition, we obtained a commitment from Goldman Sachs Bank USA for a new $1.0 billion unsecured bridge term loan facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), currencies, commodities, credit default swaps, and other financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect that delivery of the notes will be made to investors on or about June     , 2015 which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next succeeding four business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next succeeding four business days should consult their advisors.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), and with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of notes to the public may not be made in that Relevant Member State, except that an offer to the public in the Relevant Member State of any notes may, with effect from and including the Relevant Implementation Date, be made in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined below, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall require the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive. For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriters have informed us that (a)(i) they are each a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) they have not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by them; (b) they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by them in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply; and (c) they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York and John M. Adams, Jr., Esq., Senior Vice President and Associate General Counsel of Cardinal Health. Mr. Adams is paid a salary by Cardinal Health and he participates in various employee benefit plans offered to its employees generally. Mr. Adams holds equity incentive awards with respect to common shares of the Company valued at greater than $50,000. Shearman & Sterling LLP, New York, New York is counsel for the underwriters in connection with this offering. Shearman & Sterling LLP from time to time has performed and may perform legal services for us.

EXPERTS

The consolidated financial statements of Cardinal Health, Inc. and Subsidiaries appearing in Cardinal Health, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2014 (including the schedule appearing therein) and the effectiveness of Cardinal Health, Inc.’s internal control over financial reporting as of June 30, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

COMMON SHARES

PREFERRED SHARES

DEBT SECURITIES

Cardinal Health may offer and sell from time to time, together or separately, the following securities:

(i) common shares,

(ii) preferred shares,

(iii) unsecured debt securities, or

(iv) any combination of these securities.

We will provide the terms of any offering and the specific terms of the securities offered in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement or term sheet.

See “Risk Factors” beginning on page 3 for a discussion of certain risks that you should consider in connection with an investment in Cardinal Health’s securities.

Cardinal Health’s common shares are listed on the New York Stock Exchange under the symbol “CAH.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, Cardinal Health may sell in one or more offerings any combination of Cardinal Health’s common shares, preferred shares, unsecured debt securities in one or more series, which may be senior or subordinated debt securities, or any combination of these securities. This prospectus provides you with a general description of the securities Cardinal Health may offer. Each time Cardinal Health sells securities, we will provide a prospectus supplement, which may be in the form of a term sheet, that will contain specific information about the terms of that offering and the specific terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

Because Cardinal Health is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), Cardinal Health may add to and offer additional securities, including securities to be offered and sold by selling security holders, by filing a prospectus supplement with the SEC at the time of the offer.

We have not authorized any person to provide you with any information or to make any representation other than as contained in this prospectus or in any prospectus supplement and the information incorporated by reference herein and therein. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. Cardinal Health is not making an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted. The information appearing or incorporated by reference in this prospectus and any supplement to this prospectus is accurate only as of the date of this prospectus or any supplement to this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” mean Cardinal Health, Inc. and its consolidated subsidiaries, and references to “Cardinal Health” or the “Company” refer to Cardinal Health, Inc., excluding its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room. Documents may also be available on our web site at http://www.cardinal.com under the heading “Investors.” The information contained on our website is neither incorporated by reference into this registration statement or prospectus or any accompanying prospectus supplement nor intended to be used in connection with any offering hereunder.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, which includes exhibits and other information not included in this prospectus or a prospectus supplement. The SEC allows us to “incorporate by reference” in this prospectus the information we file with it. This means that we are disclosing important business and financial information to you by referring to other documents filed separately with the SEC that contain the omitted information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we complete our offering of the securities offered by this prospectus and any accompanying prospectus supplement. We are not incorporating by reference any information “furnished” rather than “filed” under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless otherwise specified.

SEC Filings	Period/Date
Annual Report on Form 10-K	Fiscal Year ended June 30, 2013, filed with the SEC on August 20, 2013

Description of common shares contained in Registration Statement on Form 8-A, as updated by description of capital stock contained in Current Report on Form 8-K	Filed with the SEC on August 19, 1994 and August 10, 2012

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

(614) 757-5222

Attention: Investor Relations

RISK FACTORS

Investing in Cardinal Health’s securities involves significant risks. Before you invest in Cardinal Health’s securities, in addition to the other information contained in this prospectus and in the accompanying prospectus supplement, you should carefully consider the risks and uncertainties identified in Cardinal Health’s reports filed with the SEC that are incorporated by reference into this prospectus and the accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Cardinal Health’s filings with the SEC, including Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (the “2013 Form 10-K”), Cardinal Health’s Annual Report to Shareholders, any quarterly report on Form 10-Q or any current report on Form 8-K of Cardinal Health (along with any exhibits to such reports as well as any amendments to such reports), Cardinal Health press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include directly or by incorporation by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include, but are not limited to:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services;

•	uncertainties due to government healthcare reform;

•	changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	material reductions in purchases, non-renewal or early termination of contracts, or a default, by key customers;

•	our ability to successfully mitigate the impact of the expiration of the pharmaceutical distribution contract with Walgreen Co. at the end of August 2013;

•

actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration (“DEA”), the U.S. Food and Drug Administration, the U.S. Nuclear Regulatory Commission, the U.S. Department of Health and Human Services, the U.S. Federal Trade Commission, various state boards of pharmacy, state health departments, state insurance departments or comparable agencies or foreign equivalents that could delay, limit or suspend product development, manufacturing, distribution, importation or sales or result in warning letters, recalls, seizures, injunctions and monetary sanctions;

•

compliance with the settlement agreement that we entered into in connection with the DEA’s suspension of our Lakeland, Florida distribution center’s registration to distribute controlled substances, our ability to begin to distribute controlled substances from our Lakeland, Florida distribution center in May 2014, and the possibility of civil fines against us by the U.S. Department of Justice for conduct covered by the settlement agreement;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices;

•	changes in hospital buying groups or hospital buying practices;

•

changes in the frequency or magnitude of brand pharmaceutical price appreciation or generic pharmaceutical price deflation, restrictions in the amount of inventory available to us, or changes in the timing or frequency of generic launches or the introduction of brand pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	uncertainties relating to demand for our products and services;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct and limited distribution;

•

the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•

uncertainties related to our ability to achieve the expected benefits from the acquisition of AssuraMed, Inc. (“AssuraMed”), including the expected positive impact on operating earnings (excluding the impact of amortization of acquisition-related intangible assets) and the impact on AssuraMed’s business of competitive bidding by Medicare;

•

risks arising from AssuraMed being a Medicare-certified supplier, which requires meeting defined Medicare quality standards and maintaining accreditation to receive reimbursement from Medicare as well as compliance with applicable billing, payment and record-keeping requirements;

•	uncertainties relating to our ability to grow our specialty pharmaceutical services and distribution business;

•	uncertainties relating to growth of the pharmaceutical market in China;

•

risks arising from possible violations of (1) the U.S. Foreign Corrupt Practices Act, Chinese anti-corruption laws and other similar anti-bribery laws in other jurisdictions and (2) U.S. and foreign export control, trade embargo and customs laws;

•

risks arising from possible violations of healthcare fraud and abuse laws, including the current Department of Justice investigation regarding the structure of discounts offered or provided to our customers;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

•

changes in laws or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	the continued financial viability and success of our customers, suppliers and franchisees;

•

costs or claims resulting from potential errors or defects in our manufacturing, compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, costs, effects or timing of any commercial disputes, government contract compliance matters, patent infringement claims, qui tam actions or other legal proceedings;

•	the costs, effects, timing or success of restructuring programs or plans, including the restructuring plan within the Medical segment that we announced in January 2013;

•	significant charges to earnings if goodwill or intangible assets become impaired;

•	increased costs for commodities used in the Medical segment including various components, compounds, raw materials or energy such as oil-based resins, cotton, latex and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the risks of counterfeit products in the supply chain;

•

risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S and international laws relating to global operations;

•

difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	disruption or damage to or failure of our information or controls systems or a data security breach;

•	disruptions to the proper functioning of our critical facilities, including our national logistics center;

•	uncertainties relating to general political, business, industry, regulatory and market conditions;

•	adverse changes in U.S. or foreign tax laws, unfavorable challenges to our tax positions and payments to settle these challenges;

•	risks associated with the spin-off of CareFusion Corporation, including risks relating to adverse tax consequences to us and our shareholders; and

•	other factors described in “Item 1A-Risk Factors” of the 2013 Form 10-K.

The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statements were made, and also include statements reflecting future results or guidance, statements of outlook and expense accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.

THE COMPANY

Cardinal Health, Inc. is an Ohio corporation formed in 1979. We are a healthcare services company providing pharmaceutical and medical products and services that help pharmacies, hospitals, ambulatory surgery centers, clinical laboratories, physician offices and other healthcare providers focus on patient care while reducing costs, enhancing efficiency and improving quality. We also provide medical products to patients in the home .

For additional information concerning our business and our financial results and condition, please refer to the documents incorporated by reference in this prospectus.

The mailing address of our executive offices is 7000 Cardinal Place, Dublin, Ohio 43017, and our telephone number is (614)  757-5000.

USE OF PROCEEDS

Except as we may describe otherwise in a prospectus supplement, we will use the net proceeds from the sale of any offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment or refinancing of indebtedness, acquisitions, repurchases of Cardinal Health’s common shares, dividends or investments.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the fiscal years ended June 30, 2009 through 2013 was as follows:

	Fiscal Year Ended June 30,
	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges	9.4	9.4	14.8	16.6	7.7

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes and discontinued operations plus fixed charges and capitalized interest. Fixed charges include interest expense, amortization of debt offering costs and the portion of rent expense that is deemed to be representative of the interest factor. Interest expense recorded on tax exposures has been recorded in income tax expense and has therefore been excluded from the calculation.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of Cardinal Health’s capital stock. The following summary of the terms of Cardinal Health’s capital stock is not meant to be complete and is qualified by reference to Cardinal Health’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), and Cardinal Health’s Restated Code of Regulations, as amended (the “Regulations”), which are the documents that establish these rights. Copies of the Articles and Regulations are incorporated by reference in the registration statement of which this prospectus is a part. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page 2 of this prospectus for information on how to obtain copies of documents incorporated by reference in the registration statement of which this prospectus is a part.

The Articles authorize Cardinal Health to issue up to 750,000,000 common shares. On June 30, 2013, approximately 364 million common shares were issued and outstanding and approximately 25 million were held in treasury. The Articles also authorize Cardinal Health to issue up to 5,000,000 Class B common shares, none of which are outstanding or reserved for issuance, and 500,000 non-voting preferred shares, none of which are outstanding or reserved for issuance.

From time to time, Cardinal Health may issue additional authorized but unissued common shares for share dividends, stock splits, employee benefit and compensation programs, financing and acquisition transactions, and other general purposes. Those common shares will be available for issuance without action by Cardinal Health’s shareholders, unless action by the Cardinal Health shareholders is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which common shares may be listed in the future.

Common Shares

All of the outstanding common shares are fully paid and nonassessable. Holders of common shares do not have preemptive rights and have no right to convert their common shares into any other security. All common shares are entitled to participate equally and ratably in dividends, when and as declared by Cardinal Health’s board of directors. In the event of the liquidation of Cardinal Health, holders of common shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any preferred shares then outstanding. Holders of common shares are entitled to one vote per share upon all matters on which shareholders are entitled to vote. Holders of Class B common shares (if any are issued in the future) are entitled to one-fifth of one vote per share upon all matters on which shareholders are entitled to vote. Except as otherwise expressly provided by law, the Articles or the Regulations, all matters on which shareholders are entitled to vote will be decided by the majority of votes cast without regard to abstentions. Under certain circumstances, holders of Class B common shares have a right to a separate class vote. Holders of common shares do not have any rights to cumulate votes in the election of directors.

Preferred Shares

No shares of non-voting preferred shares are currently outstanding. Under the Articles, Cardinal Health’s board of directors, without further action by its shareholders, is authorized to issue up to 500,000 non-voting preferred shares, without par value, in one or more series and to fix the designation, preferences, limitations and relative or other rights thereof, including the designation and authorized number of shares constituting each series, dividend rights, redemption rights, conversion rights and liquidation price. The issuance of preferred shares could adversely affect the holders of common shares. The issuance of preferred shares could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of Cardinal Health.

Board of Directors

Cardinal Health’s board of directors currently consists of twelve members. The Regulations provide that the number of directors may be increased or decreased by action of the board of directors, but in no case may the number of directors be fewer than nine or more than sixteen without an amendment approved by the affirmative vote of the holders of shares representing not less than a majority of the voting power with respect to that amendment. The board of directors may fill any vacancy with a person who will serve until the shareholders hold an election to fill the vacancy. Each director serves until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. In uncontested elections of directors, as defined in the Articles, directors are elected by a majority of the votes cast; director elections other than uncontested elections are governed by a plurality voting standard.

Anti-takeover Protections

The following summarizes Chapter 1704 of the Ohio Revised Code (the “Ohio Code”) which may have the effect of prohibiting, raising the costs of, or otherwise impeding, a change of control of Cardinal Health, whether by merger, consolidation or sale of assets or stock (by tender offer or otherwise), or by other methods. Chapter 1704 provides generally that any person who acquires 10% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the date the person became an interested shareholder, unless the directors of the corporation have approved the transactions or the interested shareholder’s acquisition of shares of the corporation, in either case, prior to the date the interested shareholder became an interested shareholder of the corporation. These restrictions on interested shareholders do not apply under certain circumstances, including when a person becomes an “interested shareholder” only because a corporation has repurchased some of its voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Computershare Trust Company, N.A., Providence, Rhode Island.

DESCRIPTION OF DEBT SECURITIES

The following description summarizes the general terms and provisions of the debt securities that Cardinal Health may offer pursuant to this prospectus that are common to all series. The specific terms relating to any series of the debt securities that Cardinal Health may offer will be described in a prospectus supplement, which you should read. Because the terms of specific series of debt securities offered may differ from the general information that Cardinal Health has provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and Cardinal Health. The debt securities will be issued pursuant to an indenture, dated as of June 2, 2008, between Cardinal Health and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee, unless otherwise indicated in the applicable prospectus supplement. When Cardinal Health refers to the “indenture” in this prospectus, Cardinal Health is referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against Cardinal Health if Cardinal Health defaults on its obligations under the indenture. Second, the trustee performs certain administrative duties for Cardinal Health with respect to the debt securities.

Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part. If this summary refers to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. Cardinal Health urges you to read the applicable indenture and any supplement thereto because these documents, and not this section, define your rights as a holder of debt securities.

In this section, “Cardinal Health” refers to Cardinal Health, Inc., excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

The indenture does not limit the amount of debt securities or any other debt Cardinal Health may incur. The indenture provides that the debt securities may be issued from time to time in one or more series. The debt securities may have the same or various maturities. The debt securities may be issued at par, at a premium or with original issue discount. Cardinal Health may also reopen a previous issue of securities and issue additional securities of the series. The debt securities will be unsecured obligations of Cardinal Health. Senior debt securities will rank equally in right of payment with all of Cardinal Health’s existing and future unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of Cardinal Health’s unsecured and senior indebtedness. Unless otherwise specified in a prospectus supplement, a default in Cardinal Health’s obligations with respect to any other indebtedness will not constitute a default or an event of default with respect to the debt securities. The indenture does not contain any covenants or provisions that afford holders of debt securities protection in the event of a highly leveraged transaction.

Cardinal Health conducts nearly all of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the debt securities to benefit as creditors of Cardinal Health from any distribution are subject to the prior claims of creditors of the subsidiary.

The prospectus supplement relating to any series of debt securities will, among other things, describe the following terms, where applicable:

•	the title of the debt securities and whether the debt securities will be senior or subordinated;

•	the total principal amount of the debt securities and any limit upon the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal of the debt securities will be payable, or the method by which such date or dates will be determined;

•

the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable and the record dates for the determination of holders of debt securities to whom interest is payable, or the method by which such date or dates will be determined, and the basis upon which interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

•	if in addition to or other than The City of New York, the place for payment, registration, transfer, exchange or conversion of the debt securities;

•	any optional redemption provisions;

•	any sinking fund or analogous provisions that would obligate us to redeem, repurchase or repay the debt securities;

•

if other than denominations of $1,000 and any integral multiple thereof in the case of debt securities in registered form and denominations of $5,000 in the case of debt securities in bearer form, the denominations in which the debt securities will be issuable;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy or the method by which such portion will be determined;

•	if other than U.S. dollars, the currency or currencies in which the debt securities will be denominated or payable;

•

whether the amount of payments of principal of or interest, if any, on the debt securities may be determined with reference to an index, formula or other method (which may be based on one or more currencies, commodities, equity indices or other indices), and how such amounts will be determined;

•	if the provisions of the indenture described under “Defeasance” are not applicable to the debt securities and any provisions in modification of such provisions;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•

whether the debt securities are to be issuable in registered form, in bearer form or both, any restrictions applicable to the offer, sale or delivery of debt securities in bearer form, whether the debt securities are to be issuable initially in temporary global form or issuable in permanent global form, and, if so, whether beneficial owners may exchange such interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, and whether debt securities in registered form may be exchanged for debt securities in bearer form and the circumstances under which any such exchanges may occur;

•	any modifications to the events of default or covenants of Cardinal Health with respect to the debt securities;

•

if the debt securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

•	if the debt securities are to be convertible into or exchangeable for any other securities, and the applicable terms and conditions;

•	whether the debt securities are subject to subordination and the terms of any such subordination;

•	any other material terms of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities; and

•	whether the debt securities or any portion thereof will be issuable as global securities and any depositary for such global securities.

Unless otherwise specified in a prospectus supplement, principal and premium, if any, will be payable, and the debt securities will be transferable and exchangeable without service charge, at the office of the trustee under the indenture. Interest on any series of the debt securities will be payable on the interest payment dates to the persons in whose names the debt securities are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons.

The debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) and sold at a discount which may be substantially below their stated principal amount (“Original Issue Discount Securities”). The applicable prospectus supplement may describe the federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities.

Definitions

The definitions set forth below are a description of the terms that are defined in the indenture and used in this prospectus. The complete definitions are set forth in the indenture.

“Attributable Debt” means, in connection with a sale and lease-back transaction, the lesser of:

•	the fair value of the assets subject to the transaction; or

•

the aggregate of present values (discounted at a rate per annum equal to the weighted average Yield to Maturity of the debt securities of all series then outstanding and compounded semiannually) of Cardinal Health’s or any Consolidated Subsidiary’s obligations for net rental payments during the remaining term of all leases.

“Consolidated Subsidiary” means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of Cardinal Health in accordance with generally accepted accounting principles.

“Exempted Debt” means the sum of the following as of the date of determination:

•	our indebtedness incurred after the date of the indenture and secured by liens not permitted by the limitation on liens provisions of the indenture; and

•

our Attributable Debt in respect of every sale and lease-back transaction entered into after the date of the indenture, other than leases permitted by the limitation on sale and lease-back provisions of the indenture.

“Financing Subsidiary” means any Subsidiary, including its Subsidiaries, engaged in one or more of the following activities:

•	the business of making loans or advances, extending credit or providing financial accommodations (including leasing new or used products) to others;

•

the business of purchasing notes, accounts receivable (whether or not payable in installments), conditional sale contracts or other obligations of others originating in sales at wholesale or retail; or

•	any other business as may be reasonably incidental to those described herein, including the ownership and use of property in connection therewith.

“ Funded Indebtedness” means all Indebtedness having a maturity of more than 12 months from the date as of which the amount of Indebtedness is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“Indebtedness” means all items classified as indebtedness on our most recently available balance sheet in accordance with generally accepted accounting principles.

“Net Worth” means, as of any date of determination, the total shareholder’s equity of Cardinal Health and its Subsidiaries calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Original Issue Discount Security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof following an event of default.

“Rate Hedging Obligations” means any and all obligations of anyone arising under:

•

any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions; and

•	any and all cancellations, buybacks, reversals, terminations or assignments of the same.

“Restricted Subsidiary” means a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act.

“Senior Funded Indebtedness” means any of Cardinal Health’s Funded Indebtedness that is not subordinated in right of payment to any of Cardinal Health’s other Indebtedness.

“Subsidiary” means any corporation, partnership, limited liability company, business trust, trust or other legal entity of which at least a majority of the outstanding stock or other ownership interests having voting power to elect a majority of the board of directors, managers or trustees of that corporation, partnership, limited liability company, business trust, trust or other legal entity (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, business trust, trust or other legal entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned by Cardinal Health or by Cardinal Health and one or more Subsidiaries or by one or more Subsidiaries.

“Yield to Maturity” means the yield to maturity on a series of debt securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

Certain Covenants

The following is a summary of the material covenants contained in the indenture.

Limitations on Liens

So long as any of the debt securities remain outstanding, Cardinal Health will not, and it will not permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (the “liens”) of or upon any assets of Cardinal Health or any Consolidated Subsidiary, whether now owned or hereafter acquired, without equally and ratably securing the debt securities by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction does not apply to:

(a) liens existing on the date of the indenture;

(b) liens on assets of any corporation existing at the time it becomes a Consolidated Subsidiary;

(c) liens on assets existing at the time Cardinal Health or a Consolidated Subsidiary acquires them, or to secure the payment of the purchase price for them, or to secure Indebtedness incurred or guaranteed by Cardinal Health or a Consolidated Subsidiary for the purpose of financing the purchase price of assets, or, in the case of real property, construction or improvements thereon, which Indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after the acquisition (or in the case of real property, completion of construction or improvements or commencement of full operation of such asset, whichever is later) provided that the lien shall not apply to any assets theretofore owned by Cardinal Health or a Consolidated Subsidiary other than, in the case of any such construction or improvements, any real property on which the construction or improvement is located;

(d) liens securing Indebtedness owing by any Consolidated Subsidiary to Cardinal Health or another wholly owned domestic Subsidiary;

(e) liens on any assets of a corporation existing at the time the corporation is merged into or consolidated with Cardinal Health or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by Cardinal Health or a Subsidiary;

(f) liens on any assets of Cardinal Health or a Consolidated Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

(g) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive;

(h) certain statutory liens or other similar liens arising in the ordinary course of business or certain liens arising out of governmental contracts;

(i) certain pledges, deposits or liens made or arising under workers’ compensation or similar legislation or in certain other circumstances;

(j) liens created by or resulting from certain legal proceedings, including certain liens arising out of judgments or awards;

(k) liens for certain taxes or assessments, landlord’s liens and liens and charges incidental to the conduct of our business, or our ownership of our assets which were not incurred in connection with the borrowing of money and which do not, in Cardinal Health’s opinion, materially impair our use of such assets in our operations or the value of the assets for its purposes; or

(l) liens on any assets of a Financing Subsidiary.

Notwithstanding the foregoing restrictions, we may create or assume any Indebtedness which is secured by a lien without securing the debt securities, provided that at the time of such creation or assumption, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Net Worth.

Limitations on Subsidiary Indebtedness

Cardinal Health will not permit any Restricted Subsidiary directly or indirectly to incur any Indebtedness for borrowed money, except that the foregoing limitations will not apply to the incurrence of:

(a) Indebtedness outstanding on the date of the indenture;

(b) Indebtedness of a Restricted Subsidiary that represents its assumption of Indebtedness of another Subsidiary, and Indebtedness owed by any Restricted Subsidiary to Cardinal Health or to another Subsidiary; provided that such Indebtedness will be held at all times by either Cardinal Health or a Subsidiary; and provided further that upon the transfer or disposition of such Indebtedness to someone other than Cardinal Health or another Subsidiary, the incurrence of such Indebtedness will be deemed to be an incurrence that is not permitted;

(c) Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such overdraft is extinguished within five business days of incurrence;

(d) Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Restricted Subsidiary in the ordinary course of business for bona fide business purposes; provided that the aggregate amount of such guarantees by all Restricted Subsidiaries does not exceed $1,000,000;

(e) Indebtedness incurred by a foreign Restricted Subsidiary in the ordinary course of business;

(f) Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary or at the time of a purchase, lease or other acquisition by a Restricted Subsidiary of all or substantially all of the assets of such corporation;

(g) Indebtedness of a Restricted Subsidiary arising from agreements or guarantees providing for or creating any obligations of Cardinal Health or any of its Subsidiaries incurred in connection with the disposition of any business, property or Subsidiary, excluding guarantees or similar credit support by a Restricted Subsidiary of indebtedness incurred by the acquirer of such business, property or Subsidiary for the purpose of financing such acquisition;

(h) Indebtedness of a Restricted Subsidiary with respect to bonds, bankers’ acceptances or letters of credit provided by such Subsidiary in the ordinary course of business;

(i) Indebtedness secured by a lien permitted by the provisions regarding limitations on liens or arising in respect of a sale and lease-back transaction permitted by the provisions regarding such transactions, or any Indebtedness incurred to finance the purchase price or cost of construction of improvements with respect to certain property or assets acquired after the date of the indenture;

(j) Indebtedness that is issued, assumed or guaranteed in connection with compliance by a Restricted Subsidiary with the requirements of any program, applicable to such Restricted Subsidiary, adopted by any governmental authority that provides for financial or tax benefits which are not available directly to Cardinal Health;

(k) Indebtedness arising from Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which a Subsidiary is otherwise subject by virtue of the operations of its business, and not for speculative purposes;

(l) Indebtedness incurred by any Financing Subsidiary; and

(m) Indebtedness incurred in connection with refinancing of any Indebtedness described in (a), (b), (f), (g), and (i) above (the “Refinancing Indebtedness”), provided that:

(i) the principal amount of the Refinancing Indebtedness does not exceed the principal amount of the Indebtedness refinanced (plus the premiums paid and expenses incurred in connection therewith),

(ii) the Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and

(iii) the Refinancing Indebtedness ranks no more senior, and is at least as subordinated in right of payment, as the Indebtedness being refinanced.

Notwithstanding the foregoing restrictions, Restricted Subsidiaries may incur any Indebtedness for borrowed money that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate principal amount of other Indebtedness (not including the Indebtedness permitted above), does not, at the time such Indebtedness is incurred, exceed 20% of Net Worth.

Limitation on Sale and Lease-Back Transactions

Sale and lease-back transactions (except those transactions involving leases for less than three years) by Cardinal Health or any Consolidated Subsidiary of any assets are prohibited unless:

•

Cardinal Health or the Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the notes; or

•

the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by Cardinal Health’s board of directors and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness.

The foregoing limitation will not apply if at the time Cardinal Health or any Consolidated Subsidiary enters into such sale and lease-back transaction, immediately after giving effect thereto, Exempted Debt does not exceed 20% of Net Worth.

Merger, Consolidation, Sale, Lease or Conveyance

Cardinal Health will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless:

•	Cardinal Health will be the continuing corporation; or

•

(a) the successor corporation or person that acquires all or substantially all of Cardinal Health’s assets is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized under the laws of the United States or a State thereof or the District of Columbia; and (b) the successor corporation or person expressly assumes all of Cardinal Health’s obligations under the indenture and the debt securities; and (c) immediately after such merger, consolidation, sale, lease or conveyance, the successor corporation or person is not in default in the performance of the covenants and conditions of the indenture to be performed or observed by Cardinal Health.

Modification of the Indenture

Cardinal Health and the trustee cannot modify the indenture or any supplemental indenture or the rights of the holders of the debt securities without the consent of holders of at least a majority of the principal amount of the outstanding debt securities of each series affected by the modification. Cardinal Health and the trustee cannot modify the indenture without the consent of the holder of each outstanding debt security of such series affected by such modification to:

(1) extend the final maturity of any of the debt securities;

(2) reduce the principal amount;

(3) reduce the rate or extend the time of payment of interest;

(4) reduce any amount payable on redemption;

(5) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity;

(6) reduce the amount of an Original Issue Discount Security provable in bankruptcy; or

(7) impair or affect the right of any holder of the debt securities to institute suit for payment.

In addition, the consent of all holders of the debt securities is required to reduce the percentage of consent required to effect any modification.

Cardinal Health and the trustee may modify the indenture or enter into supplemental indentures without the consent of the holders of the debt securities, in certain cases, including:

(1) to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities any property or assets;

(2) to evidence the succession of another corporation, partnership, limited liability company, business trust, trust or other legal entity to Cardinal Health and the assumption by the successor corporation, partnership, limited liability company, business trust, trust or other legal entity of the covenants, agreements and obligations of Cardinal Health;

(3) to add to Cardinal Health’s covenants any further covenants, restrictions, conditions or provisions considered to be for the protection of the holders;

(4) to cure any ambiguity or to correct or supplement any provision contained in the indenture which may be defective or inconsistent with any other provision contained in the indenture or to make such other provisions in regard to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the debt securities in any material respect;

(5) to establish the form or terms of the debt securities;

(6) to evidence or provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture that may be necessary to provide for or facilitate the administration of the trusts created thereunder by more than one trustee;

(7) to add to or change any of the provisions of the indenture to such extent as may be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

(8) to supplement any of the provisions of the indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that any such action will not adversely affect the interests of any holder of an outstanding debt security of such series or any other outstanding debt security in any material respect; or

(9) to amend or supplement any provision contained in the indenture or in any supplemental indenture, provided that no such amendment or supplement will materially adversely affect the interests of the holders of any debt securities then outstanding.

Events of Default

The following constitute events of default under the indenture with respect to each series of debt securities:

(1) failure to pay principal of and premium, if any, on any debt securities of such series when due;

(2) failure to pay interest on any debt securities of such series when due for 30 days;

(3) failure to perform any other covenant or agreement of Cardinal Health in respect of the debt securities of such series for 90 days after written notice to Cardinal Health specifying that such notice is a “notice of default” under the indenture;

(4) failure to pay any sinking fund installment when due on any debt securities of such series;

(5) certain events of bankruptcy or insolvency of Cardinal Health; and

(6) any other event of default provided in the supplemental indenture or resolutions of Cardinal Health’s board of directors under which such debt securities are issued or in the form of debt security for such series.

If an event of default occurs and is continuing due to the default in the performance or breach of (1), (2), (3), (4) or (6) above with respect to any series of debt securities but not with respect to all outstanding debt securities issued, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of each affected series (each series voting as a separate class) may declare the principal amount and interest accrued of all such affected series of the debt securities to be due and payable immediately.

If an event of default occurs and is continuing due to a default in the performance of any of the covenants or agreements in the indenture applicable to all outstanding debt securities issued and then outstanding or due to certain events of bankruptcy or insolvency of Cardinal Health, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued (treated as one class) may declare the principal amount and interest accrued of all such debt securities to be due and payable immediately. However, such declarations may be annulled and any defaults may be waived upon the occurrence of certain conditions, including deposit by Cardinal Health with the trustee of a sum sufficient to pay all matured installments of interest and principal and certain expenses of the trustee.

A default by Cardinal Health with respect to any Indebtedness other than the debt securities will not constitute an event of default with respect to the debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default (except in payment of principal of, or interest on, or in the payment of any sinking or purchase fund installment) if the trustee considers it in the interest of such holders to do so.

Subject to the provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in principal amount of each series of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

No holder of the debt securities of a series may institute any action against Cardinal Health under the indenture unless:

(1) that holder gives to the trustee advance written notice of default and its continuance;

(2) the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding affected by that event of default request the trustee to institute such action;

(3) that holder or holders has offered the trustee reasonable indemnity as it may require;

(4) the trustee has not instituted such action within 60 days of such notice, request and offer of indemnity; and

(5) the trustee has not, during such 60-day period, received direction inconsistent with such written request by the holders of a majority in aggregate principal amount of the debt securities of each affected series then outstanding.

At any time prior to the evidencing to the trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the debt securities of any or all series specified in the indenture in connection with such action, any holder of a debt security may, by filing written notice with the trustee, revoke such action concerning such security.

Cardinal Health is required to deliver to the trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Cardinal Health is in compliance with the conditions and covenants under the indenture.

Satisfaction and Discharge

The indenture provides that Cardinal Health will be discharged from all obligations under the indenture and the indenture will cease to be of further effect when:

(1) Cardinal Health has paid all sums payable by it under the indenture; or

(2) Cardinal Health has delivered to the trustee for cancellation all authenticated debt securities; or

(3) all the debt securities not delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and Cardinal Health has irrevocably deposited with the trustee as trust funds an amount in cash sufficient to pay the principal and interest at maturity or upon redemption of such debt securities not previously delivered to the trustee for cancellation and paid all other sums payable with respect to such debt securities; and

the trustee, on demand of and at the expense of Cardinal Health and upon compliance by Cardinal Health with certain conditions, will execute proper instruments acknowledging satisfaction and discharge of the indenture.

Defeasance

The term “defeasance,” as used in the indenture, means discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, any premium, interest and any other sums due at maturity or on a redemption date of the securities of a particular series, then at our option:

(1) we will be discharged from our obligations with respect to the securities of such series; or

(2) we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated securities. Such holders may look only to such deposited funds or obligations for payment.

To exercise such option, we are required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the securities to recognize income, gain or loss for federal income tax purposes.

Form and Denomination of Debt Securities

Denomination of Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and integral multiples thereof.

Registered Form

Cardinal Health may issue the debt securities in registered form, in which case Cardinal Health may issue them either in book-entry form only or in “certificated” form. Cardinal Health will issue registered debt securities in book-entry form only, unless it specifies otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

Holders of Registered Debt Securities

Book-Entry Holders

Cardinal Health will issue registered debt securities in book-entry form only, unless Cardinal Health specifies otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, Cardinal Health will recognize only the depositary or its nominee as the holder of the debt securities, and Cardinal Health will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the event that Cardinal Health issues debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

For debt securities held in street name, Cardinal Health will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and Cardinal Health will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from Cardinal Health to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Registered Holders

Cardinal Health’s obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or Cardinal Health, run only to the registered holders of the debt securities. Cardinal Health does not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the registered holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because Cardinal Health is issuing the debt securities only in global form.

For example, once Cardinal Health makes a payment or gives a notice to the registered holder of the debt securities, Cardinal Health has no further responsibility with respect to such payment or notice even if that registered holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if Cardinal Health wants to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve Cardinal Health of the consequences of a default or of our obligation to comply with a particular provision of an indenture), Cardinal Health would seek the approval only from the registered holders, and not the indirect holders, of the debt securities. Whether and how the registered holders contact the indirect holders is up to the registered holders.

Notwithstanding the above, when Cardinal Health refers to “you” or “your” in this prospectus, Cardinal Health is referring to investors who invest in the debt securities being offered by this prospectus, whether they are the registered holders or only indirect holders of the debt securities offered. When Cardinal Health refers to “your debt securities” in this prospectus, Cardinal Health means the series of debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, Cardinal Health urges you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a registered holder of the debt securities, if ever required;

•

if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a registered holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that Cardinal Health deposits with and registers in the name of a financial institution or its nominee that Cardinal Health selects. The financial institution that Cardinal Health selects for this purpose is called the depositary. Unless Cardinal Health specifies otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that Cardinal Health issues in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. Cardinal Health describes those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the registered holder of the debt securities represented by such global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “— Special Situations When a Global Security Will Be Terminated.”

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Holders of Registered Debt Securities” above.

•

An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•

An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	ownership interests in a global security. Additionally, neither the trustee nor Cardinal Health supervise the depositary in any way.

•

DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. Cardinal Health does not monitor and is not responsible for the actions of any of such intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. Cardinal Health has described the rights of direct holders and street name holders under “— Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

The special situations for termination of a global security are as follows:

•

if the depositary notifies Cardinal Health that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and Cardinal Health does not appoint another institution to act as depositary within 90 days of such notification;

•	if Cardinal Health notifies the trustee that it wishes to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not Cardinal Health or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the registered holders of those debt securities.

Form, Exchange and Transfer of Registered Securities

If we cease to issue registered debt securities in global form, we will issue them:

•	only in fully registered certificated form; and

•	unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the trustee’s office. Cardinal Health has appointed the trustee to act as its agent for registering debt securities in the names of holders transferring debt securities. Cardinal Health may appoint another entity to perform these functions or perform them itself.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if Cardinal Health’s transfer agent is satisfied with the holders proof of legal ownership.

If Cardinal Health has designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. Cardinal Health may appoint additional transfer agents or cancel the appointment of any particular transfer agent. Cardinal Health may also approve a change in the location of the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and Cardinal Health redeems less than all the debt securities of that series, Cardinal Health may block the transfer or exchange of those debt securities during the period beginning 15 days before the day Cardinal Health mails the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. Cardinal Health may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that Cardinal Health will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

On each due date for interest payments on the debt securities, Cardinal Health will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. Cardinal Health will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which Cardinal Health will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date.” The record date will usually be about two weeks in advance of the interest due date.

Because Cardinal Health will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments on Global Securities

Cardinal Health will make payments on a global security by wire transfer of immediately available funds directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Global Securities” above.

Payments on Certificated Securities

Cardinal Health will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee’s records, as of the close of business on the record date. Cardinal Health will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, Cardinal Health will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee’s records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If payment on a debt security is due on a day that is not a business day, Cardinal Health will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Governing Law

The indenture is governed by New York law.

The Trustee

The trustee under the indenture is The Bank of New York Mellon Trust Company, N.A. The trustee serves as trustee for Cardinal Health’s 1.700% Notes due 2018, 1.900% Notes due 2017, 3.200% Notes due 2022, 3.200% Notes due 2023, 4.000% Notes due 2015, 4 .600% Notes due 2043, 4.625% Notes due 2020, 5.800% Notes due 2016,

5.850% Notes due 2017 and 6.000% Notes due 2017. The trustee also serves as trustee for Allegiance Corporation’s 7.000% Debentures due 2026 and 7.800% Debentures due 2016, which are guaranteed by Cardinal Health.

VALIDITY OF THE SECURITIES

The validity of the offered securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York and Rylan O. Rawlins, Esq., Associate General Counsel of Cardinal Health. Mr. Rawlins is paid a salary by Cardinal Health and he participates in various employee benefit plans offered to its employees generally. Mr. Rawlins holds equity incentive awards with respect to Common Shares of the Company valued at greater than $50,000. Certain legal matters with respect to the offered securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements of Cardinal Health, Inc. and Subsidiaries appearing in Cardinal Health, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2013 (including the schedule appearing therein) and the effectiveness of Cardinal Health Inc.’s internal control over financial reporting as of June 30, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PLAN OF DISTRIBUTION

Cardinal Health may sell the offered securities:

•	through the solicitation of proposals of underwriters or dealers to purchase the offered securities;

•	through underwriters or dealers on a negotiated basis;

•	directly to institutional investors

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to any offered securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to Cardinal Health from such sale, any underwriting discounts and commissions and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be offered and sold through agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of any securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of any offered securities, Cardinal Health will execute an underwriting agreement with such underwriter or underwriters, and the names of the underwriter or underwriters and the terms of the transactions, including commissions, discounts, and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement that will be used by the underwriters to make resales of the offered securities. Such underwriter or underwriters will acquire the offered securities for their own account and may resell such offered securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. If any underwriter or underwriters are utilized in the sale of any offered securities, unless otherwise set forth in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such offered securities will be obligated to purchase all such offered securities if any are purchased.

If so indicated in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of these contracts.

If a dealer is utilized in the sale of any offered securities, Cardinal Health will sell such offered securities to the dealer, as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of any such dealer and the terms of the transaction will be set forth in a prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by Cardinal Health and sales thereof may be made by Cardinal Health directly to institutional investors or others, who may be deemed to be underwriters, as such term is defined in the Securities Act, with respect to any resale of the offered securities. The terms of any such sales will be described in a prospectus supplement relating thereto.

Cardinal Health may indemnify its agents, dealers and underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than Cardinal Health’s common shares, which are listed on the New York Stock Exchange, will be new issues with no established trading market. Cardinal Health may elect to list any series of securities on an exchange, and in the case of Cardinal Health’s common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Cardinal Health shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of those activities at any time.

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Cardinal Health, Inc.

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Joint Book-Running Managers

Goldman, Sachs & Co.

Barclays

BofA Merrill Lynch

MUFG

Prospectus Supplement dated                     , 2015